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                                                              Exhibit (a)(1)(xi)

                                AMENDMENT NO. 1

                        TO AGREEMENT AND PLAN OF MERGER

     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2000 (the "Amendment"), amends the AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2000 (the "Merger Agreement"), by and among KENETECH Corporation, a Delaware corporation (the "Company"), KC Holding Corporation, a Delaware corporation ("Parent"), and KC Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"). Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

     WHEREAS, the Company, Parent and Sub have entered into the Merger Agreement and mutually desire to amend the Merger Agreement in accordance with Section 8.4 thereof; and

     WHEREAS, the Special Committee, based on, among other things, the fact that approximately 73.6% of the outstanding Shares (excluding those Shares held by the Nonvoting Director) were tendered in the Offer, has unanimously recommended to the Board of Directors that the Company enter into this Amendment;

     NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. A new Section 1.1(i) is hereby added to the Merger Agreement as follows:

          "Notwithstanding any provision to the contrary contained in Section
     1.1 of the Agreement or Exhibit A thereto, Sub agrees to amend the Offer Documents to (i) extend the expiration date of the Offer to midnight, New York City time, on December 27, 2000; and (ii) provide that the obligations of Sub to accept for payment and to pay for Shares validly tendered and not withdrawn on or prior to the expiration of the Offer shall be subject only to (A) a minimum of 73% of the outstanding Shares being validly tendered and not withdrawn prior to the expiration of the Offer (excluding those Shares held by the Nonvoting Director) (the "Minimum Condition") and (B) the other conditions set forth in Exhibit A to the Agreement. Not later than December 21, 2000, the Company and Sub will file an amendment with the SEC with respect to the Offer Documents (and the Company will file an amendment to the Schedule 14D-9) which shall contain (including as an exhibit), or incorporate by reference, a copy of the Amendment No. 1 to Agreement and Plan of Merger, dated as of December 19, 2000, by and among the Company, Parent and Sub (the "Amendment"). The Company shall take all actions reasonably requested by Sub to assist it in disclosing to the stockholders of the Company the terms and conditions of the Amendment as and to the extent required by applicable federal securities laws. "


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     2.   The first paragraph on Exhibit A is hereby amended to read in its entirety as follows:

          "Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares as equals the Minimum Condition."

     All references to "Minimum Condition" in the Merger Agreement, Exhibit A thereto and this Amendment shall be deemed to be references to the "Minimum Condition" as defined in this Amendment.

     3. Section 6.6(a) of the Merger Agreement is hereby amended by deleting the word "and" appearing immediately prior to clause (iv) and adding the following to the end of that sentence:

          "and (v) the taking of all reasonable steps as may be necessary to enable Parent and Sub to effect the Merger in accordance with Section 253 of the DGCL as soon as reasonably practicable after expiration of the Offer."

     4. Section 8.1 (b) of the Merger Agreement is hereby amended to read in its entirety as follows:

          "(i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or
     (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to January 15, 2001; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or"

     5. Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     6. Except as amended hereby, the Merger Agreement shall remain in full force and effect in all respects and, except to the extent the context of the Merger Agreement otherwise requires, each reference in the Merger Agreement to the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

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     7.   This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be entirely performed within such state.

     8. This Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment.

     IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    KENETECH CORPORATION


                                    By: /s/ Dianne P. Urhausen
                                        Name:  Dianne P. Urhausen
                                       Title:  Vice President and Secretary


                                    KC HOLDING CORPORATION


                                    By: /s/ Jeffrey W. Ubben
                                        Name:  Jeffrey W. Ubben
                                       Title:  Secretary and Treasurer


                                    KC MERGER CORP.


                                    By: /s/ Jeffrey W. Ubben
                                        Name:  Jeffrey W. Ubben
                                       Title:  Secretary and Treasurer

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